UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2009

DCT INDUSTRIAL TRUST INC.

(Exact name of registrant as specified in its charter)

Maryland	001-33201	82-0538520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800

Denver, CO 80202

(Address of principal executive offices)

(303) 597-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 12, 2009, we issued a press release entitled “DCT INDUSTRIAL TRUST REPORTS 2008 FOURTH QUARTER AND YEAR END RESULTS” which sets forth disclosure regarding our results of operations for the fourth quarter and year ended December 31, 2008. A copy of this press release as well as a copy of the supplemental information referred to in the press release and made available on our website are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference. This Item 2.02 and the attached exhibits 99.1 and 99.2 are provided under Item 2.02 of Form 8-K and are furnished to, and shall not be deemed to be “filed” with, the Securities and Exchange Commission.

DCT Industrial Trust Inc. will hold its fourth quarter 2008 earnings conference call on February 13, 2009, at 12:00 PM Eastern time. You may join the conference call through a live Internet webcast via DCT Industrial’s website at http://www.dctindustrial.com by clicking on the webcast link in the Investor Relations page of the website. Alternatively, you may join the conference call by telephone by dialing (800) 860-2442 or (412) 858-4600. If you wish to participate, please call approximately five minutes before the conference call is scheduled to begin. If you are unable to join the live conference call, you may access the replay for at least 30 days on DCT Industrial’s website. A telephone replay will be available for one week following the call by dialing (877) 344-7529 or (412) 317-0088 and using the passcode 426840. Please note that the full text of the press release and supplemental schedules are available through DCT Industrial’s website at http://www.dctindustrial.com. The information contained on DCT Industrial’s website is not incorporated by reference herein.

Set forth below are several non-GAAP financial measures that are included in the attached press release together with the most directly comparable GAAP financial measure.

For the three months ended December 31, 2008, our net loss was $12.6 million and our net loss per diluted share was $0.07. For the twelve months ended December 31, 2008, our net income was $9.5 million and our net income per diluted share was $0.06. In our press release referred to above, we disclose that our net loss excluding impairment losses for the three months ended December 31, 2008, was $4.6 million, or $0.03 per diluted share and that our net income excluding impairment losses for the twelve months ended December 31, 2008 was $18.4 million, or $0.11 per diluted share. Additionally, in our press release referred to above, we disclose Funds From Operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), to be $20.6 million, or $0.10 per diluted share, and $114.0 million, or $0.55 per diluted share for the three and twelve months ended December 31, 2008, respectively. We disclose that FFO excluding impairment losses was $30.2 million, or $0.15 per diluted share, and $124.7 million, or $0.60 per diluted share for the three and twelve months ended December 31, 2008, respectively. For the three and twelve months ended December 31, 2007, our net income was $5.7 million and $40.1 million, respectively, and our net income per diluted share was $0.03 and $0.24 respectively. For the three and twelve months ended December 31, 2007, our FFO per diluted share was $0.18 and $0.69, respectively. We believe that net income (loss) and FFO data excluding the impairment losses is useful supplemental information regarding our operating performance as it allows investors to more easily compare our operating results without taking into account the losses that we incurred during 2008 primarily in connection with the current economic slowdown in the United States.

For the three months ended December 31, 2008, loss from continuing operations was $11.9 million. In our press release referred to above, we disclose our net operating income, or NOI, to be $47.1 million for the same period in 2008. For the three months ended December 31, 2007, income from continuing operations was $2.8 million. In our press release referred to above, we disclose our net operating income to be $47.6 million for the same period in 2007.

For the three months ended December 31, 2008, our income from continuing operations decreased $14.7 million from income of $2.8 million for the three months ended December 31, 2007 to a loss of $11.9 million for the same period in 2008. In our press release referred to above, we disclose that our same store net operating income excluding lease termination fees for the three months ended December 31, 2008 increased 2.3% compared to the same period in 2007 and increased 3.4% on a cash-adjusted basis.

Our percentage of debt to total assets was 44.4% and 41.6% at December 31, 2008 and December 31, 2007, respectively. In our press release referred to above, we disclose that the percentage of debt to book value of total assets, excluding accumulated depreciation and amortization, was 38.4% and 37.4%, for the same periods. We believe that this percentage, calculated using total assets, excluding accumulated depreciation and amortization, is a useful supplemental measure of our leverage. The market value of real estate assets often does not decline in the formulaic manner in which depreciation and amortization accrues with respect to those assets for GAAP accounting purposes. Accordingly, we believe that providing a supplemental measure of our leverage based on the book value of our total assets, excluding the cumulative effect of these depreciation and amortization accruals, provides investors with a useful supplemental measure of our leverage.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press release dated February 12, 2009 and entitled “DCT INDUSTRIAL TRUST REPORTS 2008 FOURTH QUARTER AND YEAR END RESULTS”

99.2	Supplemental information entitled “DCT INDUSTRIAL SUPPLEMENTAL REPORTING PACKAGE FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 12, 2009	DCT INDUSTRIAL TRUST INC.

	By:	/s/ Philip L. Hawkins
Name: Philip L. Hawkins
Title: Chief Executive Officer

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